SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                            THE LIBERTY CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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                                                                        Liberty
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The Liberty Corporation.   Box 789   Greenville, SC 29602-0789

For Further Information: Ken Jones (864) 609-3496


                             LIBERTY CORP. REPORTS
                           FAVORABLE SHAREHOLDER VOTE


GREENVILLE, S.C., September 29, 2000 - The Liberty Corp. (NYSE: LC) announced today that its shareholders have approved the sale of Liberty's insurance operations to the Royal Bank of Canada for $650 million in cash. The sale of the insurance operations remains subject to regulatory approval and other customary closing conditions.



Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward- looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward looking. The words "expect," "believe," "anticipate" or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward looking information, forward looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company's products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future developments, or otherwise.